Exhibit 99.1

News Release

Schering-Plough Corporation

2000 Galloping Hill Road

Kenilworth, New Jersey 07033-0530

FOR RELEASE: IMMEDIATELY Investor Contacts:Geraldine U. Foster

Lisa W. DeBerardine

(908) 298-7436

Media Contact: Denise K. Foy

(908) 298-7616

SCHERING-PLOUGH REPORTS FINANCIAL RESULTS FOR 2003 THIRD QUARTER

KENILWORTH, N.J., October 22, 2003 - Schering-Plough Corporation (NYSE: SGP) today reported financial results for the third quarter of 2003. The results reflect the convergence of severe challenges and issues that the company had previously identified and about which it had cautioned in its communications with investors.

"We have inherited a combination of extremely difficult issues that we now own and are working hard to fix," said Fred Hassan, chairman and chief executive officer, commenting after completing his first full quarter since joining the company in April 2003. "We are working hard to address these issues and to build a new Schering-Plough that produces growth while remaining committed to business integrity, quality and compliance."

The company continues to face difficult comparisons with prior financial periods when it was the clear market leader in the allergy and hepatitis C markets, positions that have eroded as a result of the patent expiration of its key prescription allergy product and the introduction of new competition for its hepatitis C franchise. The 2003 quarter is also being compared against a period in 2002 when the hepatitis C franchise was benefiting from increased product demand following approval of its

PEG-INTRON and REBETOL combination therapy. Results for the hepatitis C franchise in the 2003 third quarter reflect declining product demand, increased competition and resulting efforts to lower trade inventory levels in anticipation of expected generic competition for REBETOL.

Hassan reminded investors that, "Due to the acute challenges, uncertainties and volatilities facing Schering-Plough, following my arrival at the company we withdrew numerical EPS guidance." He added, "We are now working hard on the repair and stabilization phase of our five-point Action Agenda. The management team is also working hard at reducing costs via our Value Enhancement

Initiative (VEI)."

Hassan continued, "Through aggressive measures aimed at building field force strength and effectiveness, we are becoming more confident that the declining market share slopes for most of our important profit-generating products can be stabilized, and ultimately reversed."

The company had previously advised that it remained confident that a turnaround would be achieved and that it would not be a "quick fix," but rather a long haul process because of the severity of the problems. Due to the ongoing transition in its product portfolio, the company believes that its intrinsic value can best be gauged by what happens in 2005 and beyond.

For the 2003 third quarter, Schering-Plough reported a net loss of $265 million or 18 cents per share, versus net income of $429 million and diluted earnings per share (EPS) of 29 cents per share in the 2002 period. The loss reflects the addition of $350 million to the company's litigation reserves relating to the previously reported investigations by the U.S. Attorney's Offices for the District of Massachusetts and for the Eastern District of Pennsylvania into the company's marketing, sales and clinical trial practices. This increase in reserves reflects maturing discussions with those offices, particularly with the Eastern District of Pennsylvania. This adjustment is consistent with the company's policy of reviewing regularly the status of pending actions and investigations and making adjustments as appropriate. The company said that this increase in reserves represents an adjustment to the company's estimate of the minimum liability relating to those investigations. The company noted that its total reserves reflect an estimate and any final settlement or adjudication of any of these matters could possibly be less than or could materially exceed the aggregate liability accrued by the company and could have a material adverse effect on the results of operations or financial condition of the company.

Sales in the 2003 third quarter of $2.0 billion were down 16 percent versus the 2002 period, reflecting difficult sales comparisons with the 2002 quarter and the loss of U.S. sales and profits of the CLARITIN prescription franchise, with sales down $306 million. Also contributing to lower third quarter sales was a 60 percent sales decline to $171 million in the company's U.S. INTRON franchise, primarily as a result of new competition in the hepatitis C market and difficult comparisons due to declining demand and the reduction of trade inventories in anticipation of U.S. generic competition for REBETOL. REBETOL recorded 2002 full-year sales of $865 million in the United States.

The company continued to see positive results outside of the United States, with sales of REMICADE up 54 percent to $142 million; CAELYX, up 56 percent to $30 million; CLARINEX, up 30 percent to $41 million; and TEMODAR, up 28 percent to $44 million.

Alliance revenue from ZETIA was $43 million for the third quarter, with global sales of $137 million for the quarter and $306 million year to date.

The gross margin ratio to sales decreased to 68.1 percent for the quarter, primarily due to a change in product sales mix to products with higher manufacturing costs and increased spending for the company's current Good Manufacturing Practices (cGMP) compliance efforts.

The company's selling, general and administrative (SG&A) expenses were $873 million, essentially unchanged, reflecting the impact of currency and promotional spending for OTC CLARITIN. While the VEI savings will create better comparisons in the overhead costs in 2004 and 2005, the company also expects to invest more in sales and marketing to protect its U.S. market shares and to support product launches, particularly the promising ZETIA/simvastatin cholesterol-lowering product in development.

Research and development spending for the quarter totaled $401 million, up 13 percent, reflecting ongoing investment in the development of ZETIA as well as comparisons to lower spending levels in the 2002 third quarter. The ZETIA/simvastatin combination product filing remains on track. Going forward, the company said there will be VEI savings realized in the R&D line, but these are expected to be offset by expenditures on ZETIA, the development of the ZETIA/simvastatin product and the improving early pipeline.

The continued emphasis on compliance in all key functions is impacting the overall cost structure of the company.

Other, net includes the $350 million provision to increase the litigation reserves, higher net interest expense and provisions for asset impairment charges.

In the 2003 third quarter, the company reduced its estimate of the 2003 annual effective tax rate to 15 percent from 20 percent on income, excluding the provision to increase litigation reserves, which is not tax deductible. Due to the decrease in profits, primarily in the United States, the company now estimates its annual effective tax rate to be approximately 15 percent. Therefore, the negative tax provision recognized in the third quarter is the amount necessary to make the cumulative taxes accrued in the first nine months equal to 15 percent.

Schering-Plough will conduct a conference call at 8:30 a.m. (EDT) today to review these results and respond to investor inquiries. Fred Hassan, Schering-Plough's chairman and CEO, and other selected members of management will participate in the conference call.

To listen live to the call, dial 1-706-634-5003. A replay of the call will be available starting at approximately noon on Oct. 22 through 5 p.m. on Oct. 29. To listen to the replay, dial 1-706-645-9291 and enter the conference ID # 7195924.

A live audio webcast of the conference also will be available to all interested parties via http://ir.schering-plough.com. Those wishing to listen live to the conference call should go to the Web site and select "Presentations/Webcasts" from the menu bar. The webcast is also accessible via the Schering-Plough corporate Web site, www.schering-plough.com, by clicking on the "View Webcasts" link.

DISCLOSURE NOTICE: The information in this press release includes certain "forward-looking" statements relating to the company's business prospects, earnings outlook, investigation outlook and turnaround goals. The market viability of the company's marketed and pipeline products is subject to substantial risks and uncertainties. The adjustments of the company's litigation reserves are based on the company's current understanding of the investigations and its estimate of possible outcomes, which may change from time to time. The reader of this release should understand that any settlement or adjudication of the investigations could include the commencement of civil and/or criminal proceedings involving the imposition of substantial fines materially in excess of the amounts accrued, penalties and injunctive or administrative remedies resulting from exclusion from government reimbursement programs, and furthermore that such resolution of these matters, individually or in the aggregate, could have a material adverse effect on the company's results of operations or financial condition. The company's financial performance is dependent on the market viability of the company's marketed and pipeline products, possible changes in business strategies and the ability to successfully implement those business strategies, and other factors, all of which are subject to substantial risks and uncertainties. The reader of this release should also understand that the forward-looking statements may also be adversely affected by general market and economic factors, competitive product development, market acceptance of new products, product availability, current and future branded, generic or OTC competition, federal and state regulations and legislation, the regulatory process for new products and indications, existing and new manufacturing issues that may arise, trade buying patterns, patent positions, litigation and investigations and instability or destruction in a geographic area important to the company due to reasons such as war or SARS. For further details and a discussion of these and other risks and uncertainties, see the company's Securities and Exchange Commission filings, including the company's 10-Q for the 2003 second quarter, and its Form 8-K filed today.

Schering-Plough is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.

SCHERING-PLOUGH CORPORATION

Report for the third quarter and nine months ended September 30 (unaudited):

(Amounts in millions, except per share figures)
	Third Quarter				Nine Months

	2003	2002	%	2003	2002	%

Net Sales	$2,041	$2,421	(16)	$6,452	$7,810	(17)
Costs and Expenses:
Cost of Sales	652	644	1	2,094	1,898	10
Selling, General and Administrative	873	870	-	2,653	2,784	(5)
Research and Development	401	354	13	1,139	1,017	12
Other, net	391	(4)	N/M	399	(47)	N/M

	2,317	1,864	24	6,285	5,652	11

Income/(Loss) Before Income Taxes	(276)	557	N/M	167	2,158	(92)
Income Taxes Expense/(Benefit)	(11)	128	N/M	77	496	(84)
Net Income/(Loss)	$(265)	$ 429	N/M	$ 90	$1,662	(95)

Diluted Earnings/(Loss) per
Common Share	$(0.18)	$ 0.29	N/M	$ .06	$ 1.13	(95)

Effective Tax Rate	1/	23.0%		1/	23.0%

Average Common Shares
Outstanding - Diluted	1,469	1,469		1,470	1,470

Actual Number of Common Shares
Outstanding at September 30	1,469	1,467		1,469	1,467

N/M - Not a meaningful percentage

1/ In the third quarter of 2003, the company reduced its estimate of the 2003 annual effective tax rate to 15% from 20% on income excluding the non-tax deductible provision to increase litigation reserves.

Exchange had no impact on diluted earnings per share for the third quarter of 2003. Diluted earnings per share for the first nine months of 2003 reflects a favorable exchange impact of 4 percent. The company advises that the trend in earnings per share should be viewed with and without the effects of foreign exchange rates.

SCHERING-PLOUGH CORPORATION

Report for the third quarter and nine months ended September 30 (unaudited):

Net Sales by Major Product:
(Dollars in Millions)	Third Quarter			Nine Months
	2003	2002	%	2003	2002	%

ANTI-INFECTIVE & ANTICANCER	$722	$957	(25)	$2,372	$2,645	(10)
Caelyx	30	19	56	78	51	55
Intron franchise*	398	703	(43)	1,482	1,919	(23)
Remicade	142	92	54	382	228	67
Temodar	90	76	18	237	209	13

ALLERGY & RESPIRATORY	442	805	(45)	1,516	2,966	(49)
Clarinex	169	164	3	561	422	33
Claritin Rx	68	402	(83)	289	1,853	(84)
Nasonex	114	160	(29)	368	398	(8)
Proventil	23	22	5	82	111	(26)

CARDIOVASCULARS	167	99	69	446	331	35
Integrilin	79	77	3	260	223	17

DERMATOLOGICALS	130	121	8	392	353	11

OTHER PHARMACEUTICALS	180	167	7	496	571	(13)

GLOBAL PHARMACEUTICALS	1,641	2,149	(24)	5,222	6,866	(24)

OTC	143	39	N/M	420	115	N/M
OTC Claritin	107	-	N/M	319	-	N/M

FOOT CARE	75	63	19	211	214	(1)

SUN CARE	12	8	54	116	132	(12)
CONSUMER HEALTH CARE	230	110	N/M	747	461	62
ANIMAL HEALTH CARE	170	162	5	483	483	-

CONSOLIDATED NET SALES	$2,041	$2,421	(16)	$6,452	$7,810	(17)

N/M - not a meaningful percentage

*The Intron franchise includes INTRON A, PEG-INTRON and REBETOL.

NOTE: Certain prior period amounts have been reclassified to conform to the current year presentation.

Additional information about U.S. and international sales for specific products is available by calling the company or visiting the investor relations Web site at http://ir.schering-plough.com.

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